Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000
Press Information

Release Date:	November 13, 2019	Contact:	Ann Marie Luhr
	Immediate		716-687-4225

MOOG ANNOUNCES CFO TRANSITION

Moog Inc. (NYSE: MOG.A and MOG.B) announced today that Donald R. Fishback, Vice President and Chief Financial Officer, has announced his intention to retire as CFO effective January 2, 2020. He will continue to serve as a director on Moog’s Board, a position he was first elected to in 2015.

Mr. Fishback joined Moog in 1981 after working as a certified public accountant for Deloitte. Over his career at Moog, the Company grew from $155 million in sales to nearly $3 billion. He was elected CFO in 2010.

Moog’s Directors elected Jennifer Walter Vice President and Chief Financial Officer effective January 2, 2020. She currently holds the position of Vice President - Finance, and previously held the role of Corporate Controller and Principal Accounting Officer. She joined Moog in 2000 after working as a certified public accountant for KPMG. Ms. Walter holds a BS in accounting, a BA in Psychology and an MBA from SUNY at Buffalo. She recently completed the Advanced Management Program at the Harvard Business School.

“Don Fishback has been an integral part of the corporate team at Moog for close to 40 years,” said John Scannell, Chairman and CEO. “He has contributed to the growth and financial strength of our Company while working on acquisitions and developing our banking relationships. For the past ten years, Don has been a go-to resource for the investment community. I will miss his daily guidance, but I look forward to continuing to work together as directors. Having worked closely with Jennifer Walter over the past decade, I’m confident that Jennifer will be a strong successor to Don and I look forward to her CFO leadership.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.